Exhibit 99.1

FOR MORE INFORMATION, CONTACT: Dan Swenson Senior Director, Investor Relations & Corporate Communications 847/405-2515 dswenson@cfindustries.com

Terra Nitrogen Company, L.P. Reports Third Quarter 2014 Results and Announces Cash Distribution

DEERFIELD, IL (November 5, 2014)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today reported net earnings of $72.0 million on sales of $135.1 million for the quarter ended September 30, 2014.  This compares to net earnings of $72.7 million on sales of $128.4 million for the 2013 third quarter.  Net earnings allocable to common units was $48.0 million ($2.60 per common unit) and $46.6 million ($2.52 per common unit) for the 2014 and 2013 third quarters, respectively.

Results for the third quarter of 2014 included an unrealized net mark-to-market gain on natural gas derivatives of $1.8 million compared to a loss of $0.9 million in the third quarter of 2013.

For the first nine months of 2014, TNCLP reported net earnings of $275.0 million on net sales of $480.3 million.  This compares to net earnings of $388.8 million on net sales of $567.9 million for the first nine months of 2013.  Net earnings allocable to common units was $166.8 million ($9.02 per common unit) and $222.8 million ($12.04 per common unit) for the first nine months of 2014 and 2013, respectively.  Results for the first nine months of 2014 included a $7.1 million unrealized net mark-to-market loss on natural gas derivatives compared to a loss of $0.1 million for the first nine months of 2013.

Analysis of Results

Net sales for the 2014 third quarter totaled $135.1 million, compared to sales of $128.4 million for the 2013 third quarter.  The increase in net sales was due to higher volume which was partially offset by lower average prices.  The increase in sales volume for both ammonia and UAN was due to higher production in 2014 compared to 2013 when plant turnaround activities occurred during the third quarter, which was partially offset by unplanned production outages in the 2014 period.  The decrease in ammonia prices was due to competition from other nitrogen sources, particularly urea imports from China.  The decrease in UAN prices was due to a lower level of in-season demand as well as wholesaler and distributor reluctance to hold excess inventory.

Net earnings for the 2014 third quarter totaled $72.0 million, compared to net earnings of $72.7 million for the 2013 third quarter.  The decrease in net earnings was primarily driven by lower average selling prices and higher natural gas costs, which were partially offset by higher volumes for the 2014 period as compared to 2013.

Comparing the 2014 to the 2013 third quarter, TNCLP’s:

•                  Ammonia and UAN average selling prices decreased by 7 and 4 percent, respectively;

•                 Ammonia and UAN sales volume increased by 23 and 7 percent, respectively; and

•                 Realized natural gas costs per MMBtu increased by 19 percent.

Cash Distribution

TNCLP reported today the declaration of a cash distribution for the quarter ended September 30, 2014, of $1.78 per common limited partnership unit payable November 28, 2014, to holders of record as of November 17, 2014.

Cash distributions depend on TNCLP’s earnings as well as cash requirements for working capital needs and capital expenditures. In 2014, TNCLP is expected to have capital expenditures in the range of $70 million to $80 million.  A turnaround of approximately 50 percent of the complex is anticipated to occur in the first quarter of 2015, which is expected to last approximately one month.  This event will result in lower production and sales, and is expected to have an impact on cash available to fund distributions.

Cash distributions are made 99.975% to common and Class B common unitholders and 0.025% to the General Partner except when cumulative distributions of available cash exceed specified target levels above the minimum quarterly distributions of $0.605 per unit. Under such circumstances, the General Partner is entitled to receive Incentive Distribution Rights.  With this distribution, TNCLP cumulative distributions continue to exceed targeted levels.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b).  Please note that 100 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

About TNCLP

Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.

TNCLP is the sole limited partner of Terra Nitrogen, Limited Partnership (TNLP), owner of the Verdigris, Oklahoma, manufacturing facility and related assets.  Terra Nitrogen GP Inc., an indirect, wholly-owned subsidiary of CF Industries Holdings, Inc., is the General Partner of TNCLP and exercises full control over all of TNCLP’s business affairs.

Forward-Looking Statements

All statements in this communication, other than those relating to historical facts, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond TNCLP’s control, which could cause actual results to differ materially from such statements. Important factors that could cause actual results to differ materially from expectations include, among others:

•                  risks related to TNCLP’s reliance on one production facility;

•                  the cyclical nature of TNCLP’s business and the agriculture sector;

•                  the global commodity nature of TNCLP’s fertilizer products, the impact of global supply and demand on TNCLP’s selling prices, and the intense global competition from other fertilizer producers;

•                  conditions in the U.S. agricultural industry;

•                  the volatility of natural gas prices in North America;

•                  reliance on third party providers of transportation services and equipment;

•                  weather conditions;

•                  potential liabilities and expenditures related to environmental and health and safety laws and regulations;

•                  future regulatory restrictions and requirements related to greenhouse gas emissions;

•                  risks associated with cyber security;

•                  TNCLP’s inability to predict seasonal demand for its products accurately;

•                  risks involving derivatives and the effectiveness of TNCLP’s risk measurement and hedging activities;

•                  limited access to capital;

•                  acts of terrorism and regulations to combat terrorism;

•                  risks related to TNCLP’s dependence on and relationships with CF Industries;

•                  deterioration of global market and economic conditions;

•                  risks related to TNCLP’s partnership structure and control of TNCLP’s General Partner by CF Industries;

•                  the conflicts of interest that may be faced by the executive officers of TNCLP’s General Partner, who operate both TNCLP and CF Industries; and

•                  tax risks to TNCLP’s common unit holders and changes in TNCLP’s treatment as a partnership for U.S. or state income tax purposes.

More detailed information about factors that may affect TNCLP’s performance may be found in its filings with the Securities and Exchange Commission, including its most recent periodic reports filed on Form 10-K and Form 10-Q, which are available through CF Industries’ web site. Forward-looking statements are given only as of the date of this release and TNCLP disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Terra Nitrogen Company, L.P. news announcements are also available on CF Industries’ website, www.cfindustries.com.

TERRA NITROGEN COMPANY, L.P.

CONSOLIDATED BALANCE SHEETS

	(unaudited)
	September 30,	December 31,
	2014	2013
	(in millions, except for units)
ASSETS
Current assets:
Cash and cash equivalents	$78.4	$86.9
Due from affiliates of the General Partner	25.3	29.0
Accounts receivable	1.0	1.0
Inventories, net	7.6	5.9
Prepaid expenses and other current assets	3.8	7.8
Total current assets	116.1	130.6

Property, plant and equipment, net	237.9	214.1
Other assets	7.9	5.1
Total assets	$361.9	$349.8

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued expenses	$23.1	$27.9
Due to affiliates of the General Partner	7.8	3.7
Other current liabilities	0.7	8.0
Total current liabilities	31.6	39.6

Noncurrent liabilities	1.0	1.2

Partners’ capital:
Limited partners’ interests, 18,501,576 Common Units authorized, issued and outstanding	279.2	264.5
Limited partners’ interests, 184,072 Class B Common Units authorized, issued and outstanding	1.7	1.5
General Partner’s interest	48.4	43.0
Total partners’ capital	329.3	309.0
Total liabilities and partners’ capital	$361.9	$349.8

TERRA NITROGEN COMPANY, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	(in millions, except per unit amounts)
Net sales:
Product sales to an Affiliate of the General Partner	$134.9	$128.1	$479.4	$566.8
Other income from an Affiliate of the General Partner	0.1	0.1	0.4	0.5
Other income	0.1	0.2	0.5	0.6
Total	135.1	128.4	480.3	567.9

Cost of goods sold:
Materials, supplies and services	52.6	44.3	174.6	146.5
Services provided by affiliates of the General Partner	6.4	7.3	17.9	19.0
Gross margin	76.1	76.8	287.8	402.4
Selling, general and administrative services provided by affiliates of the General Partner	4.0	3.9	11.7	11.4
Other general and administrative expenses	0.1	0.2	1.1	2.2

Earnings from operations	72.0	72.7	275.0	388.8

Net earnings	$72.0	$72.7	$275.0	$388.8

Allocation of net earnings:
General Partner	$23.3	$25.4	$105.5	$162.2
Class B Common Units	0.7	0.7	2.7	3.8
Common Units	48.0	46.6	166.8	222.8
Net earnings	$72.0	$72.7	$275.0	$388.8

Net earnings per Common Unit	$2.60	$2.52	$9.02	$12.04

TERRA NITROGEN COMPANY, L.P.

SUMMARIZED OPERATING INFORMATION

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Sales volumes by product (tons in thousands)
Ammonia	69	56	238	225
UAN (1)	427	400	1,427	1,435

Average selling prices (dollars per ton)
Ammonia	$445	$479	$445	$603
UAN	242	253	261	300

Natural gas costs/MMBtu (2)	$4.29	$3.62	$4.06	$3.59

(1)  The nitrogen content of UAN is 32% by weight.

(2)  Includes the cost of natural gas purchases and realized gains and losses on natural gas derivatives.